Exhibit 107

Filing Fee Table

……S-8…..

(Form Type)

……………………China Pharma Holding Inc.………………………..…

(Exact Name of Registrant as Specified in its Charter)

…………………Not Applicable…………………

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(c)	5,000,000	$0.135	$675,000	0.00011020	$74.39	N/A	N/A	N/A	N/A
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$675,000		$74.39
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$74.39

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent resulting from stock splits, stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the Registrant’s common stock as reported on the NYSE American on October 21, 2022, a date within five business days prior to the filing of this Registration Statement.